Exhibit 99.1
Caterpillar Inc.
4Q 2006 Earnings Release

FOR IMMEDIATE RELEASE

Caterpillar Reports Highest Ever Fourth Quarter and Full-Year Sales and Profit;
Reaffirms 2007 Outlook of Higher Sales and Profit

▪	Full-year sales and revenues up 14 percent, profit per share up 28 percent
▪	2007 outlook expected to be 4th consecutive year of record sales and profit

PEORIA, Ill. - Marking the fourth straight year of double-digit profit growth and the third consecutive year of record sales and profit, Caterpillar Inc. (NYSE: CAT) today reported 2006 sales and revenues of $41.517 billion and profit of $3.537 billion, or $5.17 per share, up 28 percent from a year ago. The company also reported a record fourth quarter with sales and revenues of $11.003 billion and profit of $882 million, or $1.32 per share, up 10 percent from last year.

“2006 was an extraordinary year for Caterpillar. It was the best ever in terms of top-line sales and revenues and profit. The commitment of our employees, dealers and suppliers allowed us to achieve these financial results, and I thank them for their hard work,” said Chairman and Chief Executive Officer Jim Owens.

For the year, sales and revenues increased $5.178 billion—$3.321 billion from higher sales volume, $1.464 billion from improved price realization, $315 million from higher Financial Products revenues and $78 million from the effects of currency.

2006 profit increased $683 million from 2005. The increase was largely due to improved price realization and higher sales volume, partially offset by higher core operating costs.

For the fourth quarter, sales and revenues increased $1.340 billion—$951 million from higher sales volume, $190 million from improved price realization, $146 million from the effects of currency and $53 million from higher Financial Products revenues.

Fourth-quarter profit increased $36 million from 2005. The increase was due to improved price realization and higher sales volume despite an unfavorable geographic/product mix of sales and was largely offset by higher core operating costs.

“What Team Caterpillar was able to accomplish in 2006 is a reflection of the diversity of the industries we serve, the global need for our products and services and the strength of our partnership with our dealers and suppliers,” commented Owens. “We took advantage of our financial success—including strong cash flow—to fund growth in capacity, continue aggressive new product development, complete the strategic acquisition of Progress Rail, increase the dividend rate by 20 percent and buy back more than $3 billion in stock. These actions will deliver long-term benefits for our customers, employees and stockholders.”

Outlook
In 2007, the company expects another record year with sales and revenues in a range of $41.5 to $43.6 billion, which is flat to up 5 percent from 2006, and profit in a range of $5.20 to $5.70 per share.

“I’m anticipating great things for Caterpillar in 2007. Despite a sharp decline in two key North American industries—on-highway truck engines and U.S. housing—and an expected reduction in dealer inventories, we are projecting another record year in 2007,” Owens said. “We expect to improve profit per share at a higher rate than sales and revenues, and that means a key focus in 2007 will be cost management.”

Looking beyond 2007, Owens commented, “We’re well-positioned to build on the extraordinary results we’ve delivered over the past few years. Our investment in new products has given us our strongest product line in history, and we’re continuing to invest in our facilities around the globe to add capacity and improve our operations. Quality, velocity, process excellence with 6 Sigma and engaged employees are the foundations of our strategy to deliver financial results through the end of the decade that should be very rewarding to our stockholders— we are projecting sales and revenues in excess of $50 billion and compound annual growth in profit per share of 15 to 20 percent from 2005 to 2010.”

(Complete outlook begins on page 11.)

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent. With 2006 sales and revenues of $41.517 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and a wide and growing offering of related services. More information is available at http://www.cat.com.

Caterpillar contact:
Rusty Dunn
Corporate Public Affairs
(309) 675-4803

Key Points

Full-Year 2006

▪	2006 sales and revenues were $41.517 billion, up 14 percent from 2005. Profit was $3.537 billion or $5.17 per share, up 28 percent from 2005.

▪	Full-Year Machinery and Engines operating profit as a percent of sales increased—from 10 percent in 2005 to 12 percent in 2006.

▪
Machinery and Engines operating cash flow of $4.613 billion was the highest in company history, up $1.803 billion from 2005. This strong cash flow allowed us to increase capital expenditures, acquire Progress Rail, increase the quarterly dividend by 20 percent and repurchase 45.6 million shares. After issuing shares for stock option exercises and the acquisition of Progress Rail, the net reduction of shares outstanding was 25.1 million.

Fourth Quarter 2006

▪	Fourth-quarter sales and revenues of $11.003 billion were 14 percent higher than fourth quarter 2005.

▪	Machinery sales increased 13 percent, Engines sales increased 17 percent and Financial Products revenues rose 9 percent from a year ago.

▪	Profit was $882 million, or $1.32 per share—10 percent higher than the fourth quarter of 2005.

2007 Outlook

▪	We expect sales and revenues to be in a range of flat with 2006 to up about 5 percent—$41.5 billion to $43.6 billion.

▪
The 2007 sales and revenues outlook reflects growth outside the U.S. and continued strength in industries like mining and oil and gas that help offset sharp declines in sales of on-highway truck engines, sales for U.S. housing construction and expected declines in dealer inventory as supply chain initiatives improve product availability.

▪	The 2007 outlook for profit is in a range of $5.20 to $5.70 per share—an improvement from $5.17 per share in 2006.

▪	Machinery and Engines operating cash flow is expected to improve from the $4.613 billion level of 2006, a result of higher profit and improved inventory performance.

A question and answer section has been included in this release starting on page 22.

DETAILED ANALYSIS
2006 vs. 2005

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between 2005 (at left) and 2006 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar. The bar entitled Machinery Volume includes Progress Rail sales. Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues
Sales and revenues for 2006 were $41.517 billion, up $5.178 billion, or 14 percent, from 2005. Machinery volume was up $2.081 billion, Engines volume was up $1.240 billion, price realization improved $1.464 billion and Financial Products revenues increased $315 million. In addition, currency had a positive impact on sales of $78 million.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	EAME	% Change	Latin America	% Change	Asia/ Pacific	% Change

2005
Machinery	$22,931		$12,822		$5,222		$1,982		$2,905
Engines[1]	11,075		4,887		3,658		1,022		1,508
Financial Products[2]	2,333		1,659		341		148		185

	$36,339		$19,368		$9,221		$3,152		$4,598

2006
Machinery	$26,062	14%	$14,215	11%	$6,223	19%	$2,544	28%	$3,080	6%
Engines[1]	12,807	16%	5,940	22%	4,064	11%	1,102	8%	1,701	13%
Financial Products[2]	2,648	14%	1,852	12%	377	11%	195	32%	224	21%

	$41,517	14%	$22,007	14%	$10,664	16%	$3,841	22%	$5,005	9%

[1] Does not include internal engines transfers of $2.310 billion and $2.065 billion in 2006 and 2005, respectively. Internal engines transfers are valued at prices comparable to those for unrelated parties.

[2] Does not include revenues earned from Machinery and Engines of $466 million and $317 million in 2006 and 2005, respectively.

Machinery Sales

Sales of $26.062 billion were an increase of $3.131 billion, or 14 percent, from 2005.

▪	Sales volume increased $2.081 billion and increased in all geographic regions.

▪	Price realization increased $996 million.

▪	Currency benefited sales by $54 million.

▪
The acquisition of Progress Rail added $766 million to sales volume in North America. Excluding Progress Rail, North America experienced stronger growth in the first half, which was partially offset by the effects of higher interest rates and lower housing starts that caused sales volume to weaken during the second half of the year.

▪	Outside North America, economic conditions improved as Europe turned in its best economic growth since 2000. Construction and mining were strong in all regions.

▪	Dealers increased inventories in 2006, although at a slower rate than in 2005, to support higher deliveries. Dealer inventories in months of supply were about even with 2005.

North America - Sales increased $1.393 billion, or 11 percent.

▪	Sales volume increased $771 million, primarily due to Progress Rail.

▪	Price realization increased $622 million.

▪
Housing starts in the United States dropped sharply in the second half, causing lower sales of machines used in that sector. While lower mortgage rates revived new home sales late in the year, builders continued to cut starts in order to reduce inventories of unsold homes.

▪
The significant increase in short-term interest rates over the past two years somewhat reduced the incentives for users to replace machines currently operating in their fleets. As a result, trends in dealer deliveries moderated in some still-growing applications such as nonresidential construction. Dealers also added fewer machines to rental fleets. Those developments were more pronounced in the second half.

▪
Coal mines increased production to a record high in the second quarter but reduced output in the second half of the year. Electric utilities cut coal consumption, and coal stocks increased to cause a decline in spot prices. Lower coal prices and some reported delays in securing mine permits caused a decline in dealer-reported deliveries to coal mines.

▪
Metals mines increased exploration spending 38 percent in 2006 in response to favorable metals prices, and highway contracts awarded, net of inflation, increased 7 percent. As a result, dealer-reported deliveries of machines in metal mining and highway applications increased.

▪
Dealer-reported inventories declined slightly in the last half of 2006, reversing the pattern of the past three years. However, dealer inventories in months of supply ended the year higher than at the end of 2005.

EAME - Sales increased $1.001 billion, or 19 percent.

▪	Sales volume increased $884 million.

▪	Price realization increased $102 million.

▪	Currency benefited sales by $15 million.

▪
Volume improved in Europe, Africa/Middle East and the Commonwealth of Independent States (CIS). Dealers reported higher deliveries and increased their inventories to support that growth. Reported inventories in months of supply were lower than at the end of 2005.

▪	Sales in the CIS increased for the sixth consecutive year, reaching a record high.

▪
Sales in Europe benefited from better economic growth in the Euro-zone economies and a recovery in construction. Higher home prices and readily available credit led to an increase in building permits. Sales increased in the central European countries in response to rapid growth in construction.

▪
Sales increased significantly in Africa/Middle East for the third consecutive year. High energy and metals prices have driven increased investment in those industries and contributed to construction booms. Construction increased more than 10 percent in both Turkey and South Africa.

Latin America - Sales increased $562 million, or 28 percent.

▪	Sales volume increased $365 million.

▪	Price realization increased $165 million.

▪	Currency benefited sales by $32 million.

▪	Dealers reported higher deliveries to end users and increased inventories to support that growth. Reported inventories in months of supply were lower than a year earlier.

▪	Sales increased in most countries in the region, the result of higher commodity prices, increased mine production and rapid growth in construction.

▪	Interest rates in Brazil declined 475 basis points during the year, reaching the lowest levels in at least 20 years. Lower rates helped improve the economy, leading to an increase in sales.

Asia/Pacific - Sales increased $175 million, or 6 percent.

▪	Sales volume increased $61 million.

▪	Price realization increased $107 million.

▪	Currency benefited sales by $7 million.

▪	Dealers reported increased deliveries but reduced their inventories. As a result, inventories in months of supply were well below a year earlier.

▪	The largest sales gain occurred in China, the result of significant increases in construction and mining.

▪	Sales also increased sharply in Australia, benefiting from an increase in construction spending. While mine production declined, exploration expenditures increased 26 percent.

▪	Sales in India continued to grow for the fifth consecutive year due to increases in construction and mining.

▪	Sales in Indonesia were down significantly in 2006, although the rate of decline diminished as the year progressed.

Engines Sales

Sales of $12.807 billion were an increase of $1.732 billion, or 16 percent, from 2005.

▪	Sales volume increased $1.240 billion.

▪	Price realization increased $468 million.

▪	Currency impact benefited sales by $24 million.

▪	Worldwide, and for most geographic regions and industries, dealer-reported inventories were up. Inventories in months of supply decreased slightly.

▪
Sales benefited particularly from widespread strength in petroleum applications for reciprocating engines, turbines and turbine-related services as strong demand and limited reserve capacity drove continued industry investment.

North America - Sales increased $1.053 billion, or 22 percent.

▪	Sales volume increased $841 million.

▪	Price realization increased $212 million.

▪
Sales for petroleum applications increased 44 percent with continued strong demand for reciprocating engines for drilling and compression, as well as turbines and turbine-related services for pipelines.

▪	Sales for on-highway truck applications increased 16 percent as industry demand strengthened in advance of the 2007 emissions change.

▪	Sales for electric power applications increased 13 percent supported by technology applications and nonresidential construction.

▪	Sales for industrial applications increased 22 percent with widespread strong demand for various types of industrial Original Equipment Manufacturer (OEM) equipment.

▪	Sales for marine applications remained about flat with increased workboat sales mostly offset by reduced pleasure craft demand.

EAME - Sales increased $406 million, or 11 percent.

▪	Sales volume increased $237 million.

▪	Price realization increased $149 million.

▪	Currency impact benefited sales by $20 million.

▪	Sales for electric power applications increased 8 percent supported by developing region demand from high commodity prices.

▪	Sales for marine applications increased 21 percent with continued strength in shipbuilding.

▪	Sales for petroleum applications increased 16 percent, primarily from turbine demand for oil production and gas transmission.

▪	Sales for industrial applications remained about flat.

Latin America - Sales increased $80 million, or 8 percent.

▪	Sales volume increased $46 million.

▪	Price realization increased $34 million.

▪	Sales for electric power engines increased 25 percent from growth in commercial development and increased investment in standby generator sets to support business operations.

▪	Sales for petroleum engines declined 10 percent with all of the decline driven by nonrecurring projects to support increased oil production.

▪	Sales for industrial engines increased 55 percent with increased demand for agricultural equipment.

▪	Sales for on-highway truck engines increased 30 percent with continued increased demand for trucks and strong market acceptance of Caterpillar engines.

▪	Sales for marine engines increased 50 percent from ongoing strength in workboat demand.

Asia/Pacific - Sales increased $193 million, or 13 percent.

▪	Sales volume increased $116 million.

▪	Price realization increased $73 million.

▪	Currency impact benefited sales by $4 million.

▪	Sales for petroleum applications increased 22 percent with continued growth in demand for drill rigs as well as turbines and turbine-related services in Southeast Asia.

▪	Sales for electric power applications increased 10 percent from demand for manufacturing support.

▪	Sales for marine applications increased 15 percent with continued growth in demand for oceangoing and workboat vessels.

▪	Sales for industrial applications increased 6 percent with increased demand for various types of industrial OEM equipment.

Financial Products Revenues

Revenues of $2.648 billion were an increase of $315 million, or 14 percent, from 2005.

▪	Growth in average earning assets increased revenues $178 million.

▪	The impact of higher interest rates on new and existing finance receivables at Cat Financial added $123 million.

▪	There was a $14 million increase in other revenues, primarily due to an increase in earned premiums at Cat Insurance.

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between 2005 (at left) and 2006 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees. The bar entitled Consolidating Adjustments/M&E Other Operating Expense includes the operating profit impact of Progress Rail.

Operating Profit
Operating profit in 2006 improved $1.137 billion, or 30 percent, from last year, driven by higher price realization and sales volume, partially offset by higher core operating costs.

Core operating costs rose $1.261 billion from 2005. Of this increase, $650 million was attributable to higher manufacturing costs. Manufacturing costs include both period and variable costs associated with building our products. The increase in manufacturing costs was split about evenly between period costs and variable costs. The increase in period manufacturing costs was primarily attributable to costs to support increased volume. This includes capacity increases, machine tool repair and maintenance, facility support and growth of our Logistics business. The increase in variable manufacturing costs was due to variable inefficiencies and higher material costs. Non-manufacturing core operating costs were up $611 million as a result of higher Selling, General and Administrative (SG&A) and Research and Development (R&D) expenses to support significant new product programs as well as order fulfillment/velocity initiatives. 2006 SG&A expense includes approximately $70 million related to a settlement of various legal disputes with Navistar.

Operating Profit by Principal Line of Business
(Millions of dollars)	2005	2006	$ Change	% Change

Machinery[1]	$2,431	$3,027	$596	25%
Engines[1]	1,071	1,630	559	52%
Financial Products	531	670	139	26%
Consolidating Adjustments	(249)	(406)	(157)

Consolidated Operating Profit	$3,784	$4,921	$1,137	30%

[1] Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Operating Profit by Principal Line of Business

▪
Machinery operating profit of $3.027 billion was up $596 million, or 25 percent, from 2005. The favorable impact of improved price realization and higher sales volume was largely offset by higher core operating costs.

▪
Engines operating profit of $1.630 billion was up $559 million, or 52 percent, from 2005. The favorable impact of improved price realization and higher sales volume was partially offset by higher core operating costs, which included expense related to a settlement of various legal disputes with Navistar.

▪
Financial Products operating profit of $670 million was up $139 million, or 26 percent, from 2005. The increase was primarily due to $86 million from continued growth of average earning assets and a $77 million impact from improved net yield on average earning assets at Cat Financial.

Other Profit/Loss Items

▪	Other income/expense was income of $214 million compared with income of $377 million in 2005. The decrease was primarily due to the unfavorable impact of currency.

▪
The provision for income taxes in 2006 reflects an annual tax rate of 29 percent compared to 29.5 percent in 2005 (excluding items discussed below). The decrease is primarily due to a change in our geographic mix of profits and increased benefits recognized for the research and development credit and domestic production activities deduction more than offsetting the impact of the phase-out provision of the American Jobs Creation Act permitting only 60 percent of Extraterritorial Income Exclusion (ETI) benefits in 2006. In addition, a $31 million benefit was included in the 2005 provision for income taxes.

Employment

Caterpillar’s worldwide employment was 94,593 in 2006, up 9,477 from 85,116 in 2005. Of the increase, about 5,100 employees were added via acquisitions, and about 2,000 hourly and 2,400 salaried and management employees were added to support higher volume and new product introductions. The increase related to acquisitions was primarily due to Progress Rail and a logistics business in Europe.

Sales & Revenues Outlook for 2007

The sales and revenues outlook for 2007 is a range of $41.5 billion to $43.6 billion. The midpoint of the 2007 range represents an increase of about $1.0 billion, or 2.5 percent. This expected increase is due to improved price realization, the impact of Progress Rail for a full year and increased Financial Products revenues, partially offset by a decline in Machinery and Engine volume of approximately 2 to 3 percent.

The majority of the decline in sales volume is a result of a sharp decline in sales of on-highway truck engines, a large decline in sales of machines for U.S. housing construction and expected declines in dealer inventories. These negative effects on sales are expected to be largely offset by strength in industries like mining and petroleum, volume growth outside of North America and a full year of Progress Rail sales.

•
We expect global liquidity will tighten further in 2007 as European, Japanese and many developing country banks raise interest rates further. However, increases will come from relatively low interest rate levels so the impact on economic growth in 2007 should be modest. Expected mid-year rate cuts in North America will not have much effect in 2007.

•	We forecast worldwide economic growth to slow from 4 percent in 2006 to 3.5 percent in 2007. Growth should slow in all regions and will fall below recent trends in North America.

•
Europe recovered from five years of weak growth in 2006, and prospects for 2007 continue to be positive. Continuing good performance in the European economy should help compensate for slowing in the U.S. economy.

•
Developing countries should continue their best recovery in years. Exports are doing well, and many have improved their ability to withstand any tightening in world liquidity by accumulating sizable international reserves. Commodity prices should remain high in 2007, a further aid to these economies.

•	Housing construction should drop further in the United States but will do well in other regions. Home prices are increasing, and credit terms are generally attractive.

•
Nonresidential construction should grow in most countries. High corporate profits, rapid growth in commercial borrowing and increased office rents should encourage businesses to invest more. Infrastructure construction should benefit from further improvements in government financing and good economic growth.

•
Metals prices increased steadily over the course of 2006, peaking in December. We expect prices to ease over coming months but not much faster than they rose in 2006. As a result, many metals prices in 2007 will average close to 2006 average levels. Market fundamentals—growing demand, tight inventories and the potential for supply problems—support a need for increased investment in 2007.

•
West Texas Intermediate crude oil prices dropped sharply from the early July 2006 peak of $77 per barrel; we forecast prices will average around $58 per barrel in 2007. A number of countries increased production capacity, which will likely reduce market concerns regarding supply disruptions. However, worldwide spare capacity remains below the historical average, and prices are still attractive for new investments. We expect further growth in exploration, drilling, pipeline expenditures and tar sands development in 2007, which should benefit both machinery and engine sales.

•	International spot prices for coal are trading above 2006 prices, and demand continues to be strong. We expect increased investments in coal mines outside North America.

•	Demand for marine engines should continue strong. Ocean shipping rates are favorable. The world’s fleet has a high percent of ships over 20 years old, and shipyards have healthy order backlogs.

North America (United States and Canada) Machinery and Engines sales are expected to decrease 8 percent in 2007. For machinery, the most significant decline is expected for machines used in housing construction. In addition, we expect dealers to significantly reduce machine inventories. For engines, the decline is primarily related to on-highway engines.

•
U.S. economic growth was much stronger than expected in fourth quarter 2006, probably exceeding a 3 percent rate and above what the Federal Reserve would consider trend growth. As a result, the Fed likely will not see a need to change interest rates in the near future.

•
We believe the fourth-quarter growth was a temporary improvement and that economic growth for 2007 will be below trend at 2.5 percent. Housing, auto sales and freight activity are declining, and manufacturing slowed in the fourth quarter. Without interest rate relief, recoveries in those sectors seem unlikely, and other sectors could weaken.

•
Our forecast assumes that a slow-growing economy and a further easing in inflation will eventually prompt the Fed to react. We look for two 25-basis points cuts in 2007, with the first coming around midyear—too late to have much impact on economic growth in 2007.

•
Lower mortgage interest rates and better wage growth stabilized new home sales late in 2006, but the inventory of unsold new homes has kept downward pressure on new construction. Builders likely will take a good part of 2007 to bring home inventories into better balance with sales. Our forecast is that housing starts will decline to 1.7 million units in 2007, down from a little over 1.8 million in 2006.

•
Nonresidential construction should increase in 2007 but at a slower rate than in 2006. Federal highway funding will increase less rapidly, and the financial incentives for businesses to invest in new facilities will likely be less attractive.

•	Lower spot coal prices, increased coal stockpiles and slower growth in electricity usage should cause coal mine production to increase 2 percent in 2007, down from 5 percent growth in 2006.

•	Metals mines output declined slightly in 2006, but we expect output to increase 3 percent in 2007. With metals prices averaging near those in 2006, investment should increase again in 2007.

•
The U.S. government implemented new emission standards for on-highway truck diesel engines at the start of 2007. The uncertainties associated with new standards caused trucking firms to accelerate purchases and truck dealers to build inventories in 2006. As a result, we expect close to a 50 percent decline in the North American on-highway truck industry in 2007.

•
Overall economic conditions in Canada should closely mirror those in the United States. However, lower interest rates and the impact of mining and energy development should provide better support for machinery sales than in the United States.

EAME Machinery and Engines sales are expected to increase 13 percent in 2007.

•	Recent data confirmed the European Union economy is growing above trend. Surveys and leading indicators suggest this strength should continue near term.

•
The European Central Bank raised its interest rate to 3.5 percent in December of 2006, and we expect that rate will increase to 4 percent by year-end 2007. The Bank of England recently raised its interest rate to 5.25 percent, which we expect to be unchanged for 2007.

•	Interest rate increases in 2007 should not disrupt economic growth. Our forecast is for economic growth of about 2.25 percent in 2007, down from 2.75 percent growth in 2006.

•
We expect both residential and nonresidential construction to increase again in 2007. Home prices are up, mortgage rates remain attractive and lending to businesses has been increasing at a 12 percent rate. Good economic growth and increased business investment should boost demand for standby electrical power.

•
Africa/Middle East looks set to continue its three-year economic boom, which has driven large increases in machinery and engines sales. Regional economic growth should be about 5 percent in 2007, only slightly less than 2006.

•
Exports are sustaining economic growth in Turkey, which in turn is driving good construction growth. African countries should continue to benefit from high commodity prices, increased oil production and more foreign investment.

•
The sharp increase in oil prices contributed to significant construction booms in the Middle East. However, countries did not increase spending as fast as revenues grew. So these countries have the financial reserves to continue spending, even in the face of lower production and prices.

•
The CIS has enjoyed more than 5 percent yearly economic growth since the 1998 Russian debt crisis, and that trend should extend through 2007, with growth of almost 7 percent. High commodity prices have enabled the region to run large trade surpluses and accumulate sizable foreign exchange reserves. Low internal interest rates have bolstered domestic spending.

Latin America Machinery and Engines sales are expected to increase 1 percent in 2007.

•
We expect that regional growth will average almost 4.5 percent in 2007, down from over 5 percent in 2006. Construction should grow faster than the overall economy, and high metals prices should contribute to an expansion in mining.

•
Most governments have reduced outstanding debt relative to the size of their economies, and several have shifted borrowings from U.S. dollars to local currencies. This means the expected tightening in world liquidity should not have much impact on the region.

•	Internally, interest rates remain low, and the largest economy, Brazil, probably will cut interest rates further in 2007. Domestic spending should continue strong.

•
The region is running a current account surplus, which has allowed several countries to accumulate sizable foreign currency reserves. Overall, reserves exceed short-term external financing requirements, providing more scope to deal with any weakening in exports.

•	Several governments are putting more emphasis on public spending. While the long-term impact of these changes likely will be inflationary, domestic spending and construction should benefit in 2007.

Asia/Pacific Machinery and Engines sales are expected to increase 17 percent in 2007.

•
We project regional growth to slow from almost 7.5 percent in 2006 to around 7 percent in 2007. Contributing to slower growth will be a slowing in world trade and some tightening in internal policies, particularly in China. The Chinese government announced it would like to slow economic growth from the 10 percent rate in 2006.

•
The region is running a sizable current account surplus, with over 70 percent originating in China. Government efforts to resist currency appreciation have resulted in international reserves far in excess of any short-term financing needs and have complicated efforts to control domestic credit growth.

•
Favorable credit conditions and rapid growth contributed to good growth in construction in many countries in 2006, often in excess of 5 percent. We expect that construction will grow almost as fast in 2007.

•
In 2006, a steep decline in sales into Indonesia offset a good part of the large gains in other large economies. Indonesia reduced interest rates in 2006, and we expect sales into that country will improve in 2007.

•
Australia raised interest rates to 6.25 percent in 2006, and we expect the central bank to maintain that rate for 2007. Economic growth should remain sluggish at about 2.5 percent; however, good orders for nonresidential construction and increased mining investment should allow those sectors to outperform the overall economy.

•
Increased oil exploration and development will drive sales growth in engines used in marine and petroleum applications. Increases in both infrastructure spending and industrial production will benefit standby electrical power.

Financial Products Revenues

•	We expect continued growth in Financial Products for 2007. Revenues are expected to increase approximately 15 percent versus 2006, primarily due to higher average earning assets in 2007.

Sales and Revenues Outlook - Midpoint of Range[1]
(Millions of dollars)	2006	2007	%
	Actual	Outlook	Change

Machinery and Engines
North America	$20,155	$18,600	(8%)
EAME	10,287	11,600	13%
Latin America	3,646	3,700	1%
Asia/Pacific	4,781	5,600	17%

Total Machinery and Engines	38,869	39,500	2%

Financial Products[2]	2,648	3,050	15%

Total	$41,517	$42,550	2.5%

[1] The Consolidated Operating Profit chart below reflects sales and revenues at the midpoint of the range.
[2] Does not include revenues earned from Machinery and Engines of $400 million and $466 million in 2007 and 2006, respectively.

1 The PPS outlook is between $5.20 and $5.70. The above chart illustrates operating profit at the midpoint of this profit range. Each of the stair steps in the chart may individually vary within the outlook range.

2 Other includes the impact of currency, consolidating adjustments, M&E other operating expenses, operating profit of Progress Rail and the effects of rounding.

2007 Outlook - Profit

We expect profit per share to be in the range of $5.20 to $5.70. 2007 is expected to benefit from improved price realization, partially offset by lower sales volume, higher core operating cost increases and a higher effective tax rate.

DETAILED ANALYSIS

Fourth Quarter 2006 vs. Fourth Quarter 2005

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between fourth quarter 2005 (at left) and fourth quarter 2006 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar. The bar entitled Machinery Volume includes Progress Rail sales. Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues
Sales and revenues for fourth quarter 2006 were $11.003 billion, up $1.340 billion, or 14 percent, from fourth quarter 2005. Machinery volume was up $628 million, Engines volume was up $323 million, price realization improved $190 million and currency had a positive impact on sales of $146 million. In addition, Financial Products revenues increased $53 million.

Sales and Revenues by Geographic Region
(Millions of dollars)	Total	% Change	North America	% Change	EAME	% Change	Latin America	% Change	Asia/ Pacific	% Change

Fourth Quarter 2005
Machinery	$5,857		$3,375		$1,238		$465		$779
Engines[1]	3,184		1,162		1,150		387		485
Financial Products[2]	622		447		85		43		47

	$9,663		$4,984		$2,473		$895		$1,311

Fourth Quarter 2006
Machinery	$6,603	13%	$3,353	(1%)	$1,753	42%	$645	39%	$852	9%
Engines[1]	3,725	17%	1,650	42%	1,193	4%	384	(1%)	498	3%
Financial Products[2]	675	9%	468	5%	97	14%	53	23%	57	21%

	$11,003	14%	$5,471	10%	$3,043	23%	$1,082	21%	$1,407	7%

[1] Does not include internal engines transfers of $577 million and $512 million in fourth quarter 2006 and 2005, respectively. Internal engines transfers are valued at prices comparable to those for unrelated parties.

[2] Does not include revenues earned from Machinery and Engines of $124 million and $93 million in fourth quarter 2006 and 2005, respectively.

Machinery Sales

Sales of $6.603 billion were an increase of $746 million, or 13 percent, from fourth quarter 2005.

▪	Sales volume increased $628 million, of which $328 million was from the acquisition of Progress Rail.

▪	Price realization increased $30 million.

▪	Currency benefited sales $88 million.

▪	Sales volume declined in North America and increased outside North America.

▪	The decline in North America resulted from lower reported dealer deliveries into most construction applications and a much smaller inventory build than in 2005.

▪
Sales volume growth in EAME more than offset the decline in North America. The Euro-zone economic recovery and continuing economic booms in both Africa/Middle East and the CIS led to significant sales growth in all three regions.

▪	Sales volume increased in both Latin America and Asia/Pacific, the result of good growth in both construction and mining.

▪	Dealer-reported inventories in months of supply were about even with fourth quarter 2005.

North America - Sales decreased $22 million, or 1 percent.

▪	Sales volume decreased $26 million.

▪	Price realization increased $4 million.

▪	The acquisition of Progress Rail added $328 million in sales volume.

▪
Lower machine volume resulted from a decline in dealer-reported deliveries to end users, a much lower dealer inventory build than 2005 and some shipment delays associated with new product introductions.

▪	Fourth-quarter housing starts in the United States were 24 percent lower than fourth quarter 2005, which caused significant declines in sales of machines used in housing construction.

▪	Interest rates averaged higher than 2005, which reduced incentives for users to replace machines. Dealers also added fewer machines to rental fleets.

▪	A sharp drop in spot coal prices and slower growth in mine production caused coal mining companies to cut back on machine purchases.

▪
Metals mining remained a source of strength, the combination of sharply higher metals prices and increased investment in the United States. Metals mining also rebounded in Canada in the fourth quarter.

▪	Inventories in months of supply ended the year higher than a year earlier.

EAME - Sales increased $515 million, or 42 percent.

▪	Sales volume increased $432 million.

▪	Price realization increased $6 million.

▪	Currency benefited sales by $77 million.

▪
Sales volume gains occurred in Europe, Africa/Middle East and the CIS. Dealers reported higher deliveries to end users and increased their inventories to support that growth. Reported inventories in months of supply were lower than at the end of 2005.

▪
Construction activity in Europe increased about 5 percent, the result of better economic growth, higher home prices, increased office rents and favorable financing conditions. Good sales growth occurred in most countries.

▪
Africa/Middle East is experiencing the best economic growth since the early 1970s. High oil prices have led to construction booms in the Middle East, and African countries are benefiting from increased commodity prices, growth in exports and more capital inflows.

▪	Sales nearly doubled in the CIS. Russia is now the world’s largest oil producer and has also increased production of metals.

Latin America - Sales increased $180 million, or 39 percent.

▪	Sales volume increased $165 million.

▪	Price realization increased $13 million.

▪	Currency benefited sales by $2 million.

▪	Most economies were healthy as the year ended, the result of high commodity prices, increased exports and large foreign exchange reserves.

▪
Sales volume growth in the quarter resulted from a large increase in dealer-reported inventories. Much of that increase was in larger machines, which are not typically inventoried, and reflects the transit time needed to move machines to customers. However, inventories in months of supply were lower than a year earlier.

Asia/Pacific - Sales increased $73 million, or 9 percent.

▪	Sales volume increased $57 million.

▪	Price realization increased $7 million.

▪	Currency benefited sales by $9 million.

▪	Sales volume growth resulted largely from a surge in dealer-reported deliveries in the quarter. Robust growth continued in Australia, China and India, and activity in Indonesia rebounded.

▪	Rapid economic growth boosted construction, and mining benefited from higher coal and metals prices.

Engines Sales

Sales of $3.725 billion were an increase of $541 million, or 17 percent, from fourth quarter 2005.

▪	Sales volume increased $323 million.

▪	Price realization increased $160 million.

▪	Currency benefited sales by $58 million.

▪	Worldwide, and for most geographic regions and industries, dealer-reported inventories were up. Inventories in months of supply decreased slightly.

North America - Sales increased $488 million, or 42 percent.

▪	Sales volume increased $411 million.

▪	Price realization increased $77 million.

▪	Sales for on-highway truck applications increased 48 percent as industry demand strengthened in advance of the 2007 emissions changes.

▪
Sales for petroleum applications increased 30 percent with continued strong demand for reciprocating engines for drilling, compression and well servicing and turbines and turbine-related services for pipelines.

▪	Sales for electric power applications increased 39 percent supported by technology applications and nonresidential construction.

▪	Sales for industrial applications increased 29 percent with widespread strong demand for various types of industrial OEM equipment.

▪	Sales for marine applications declined 6 percent due to reduced sales into pleasure craft applications.

EAME - Sales increased $43 million, or 4 percent.

▪	Sales volume decreased $52 million.

▪	Price realization increased $47 million.

▪	Currency benefited sales by $48 million.

▪	Sales for petroleum applications increased 22 percent, primarily from demand for turbines and turbine-related services in oil production and gas transmission applications.

▪	Sales for marine applications increased 30 percent with continued strength in shipbuilding.

▪	Sales for electric power applications declined 6 percent with lower demand for power plants.

▪	Sales for industrial applications increased 14 percent as industry demand strengthened in advance of 2007 emissions regulations.

Latin America - Sales declined $3 million, or 1 percent.

▪	Sales volume decreased $15 million.

▪	Price realization increased $12 million.

▪	Sales for petroleum engines declined 31 percent due to the absence of a major project to support increases in oil production.

▪	Sales for industrial engines increased due to a resurgence in demand for agricultural equipment engines.

▪	Sales for electric power engines increased 27 percent from growth in commercial development and increased investment in standby generator sets to support business operations.

Asia/Pacific - Sales increased $13 million, or 3 percent.

▪	Sales volume decreased $21 million.

▪	Price realization increased $24 million.

▪	Currency benefited sales by $10 million.

▪	Sales for electric power applications increased 35 percent from generator set demand to support manufacturing operations as well as power plant installations.

▪	Sales for marine applications increased 18 percent with continued growth in demand for oceangoing and offshore support vessels.

▪	Sales for petroleum applications declined 15 percent due to project timing of offshore applications.

Financial Products Revenues

Sales of $675 million were an increase of $53 million, or 9 percent, from fourth quarter 2005.

▪	Growth in average earning assets increased revenues $35 million.

▪	The impact of higher interest rates on new and existing finance receivables at Cat Financial added $28 million.

▪	There was a $10 million decrease in other revenues, primarily due to a decrease in earned premiums at Cat Insurance.

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between fourth quarter 2005 (at left) and fourth quarter 2006 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees. The bar entitled Consolidating Adjustments/M&E Other Operating Expense includes the operating profit impact of Progress Rail.

Operating Profit
Operating profit in fourth quarter 2006 improved $79 million, or 7 percent, from last year. The increase was due to improved price realization and higher sales volume despite an unfavorable geographic/product mix of sales, and was largely offset by higher core operating costs.

Core operating costs rose $322 million from fourth quarter 2005. Of this increase, $153 million was attributable to higher manufacturing costs. Manufacturing costs include both period and variable costs associated with building our products. Approximately 60 percent of the increase in manufacturing costs was attributable to variable costs with the remainder resulting from higher period manufacturing costs. The increase in variable manufacturing costs was the result of higher material costs and variable operating inefficiencies. Non-manufacturing core operating costs were up $169 million as a result of higher Selling, General and Administrative (SG&A) and Research and Development (R&D) expenses to support significant new product programs as well as order fulfillment/velocity initiatives.

Other operating expense was favorably impacted due to the absence of approximately $70 million of charges in 2005, which were related to changes in our dealer distribution support software and the global telehandler alliance.

Operating Profit by Principal Line of Business
(Millions of dollars)	Fourth Quarter 2005	Fourth Quarter 2006	$ Change	% Change

Machinery[1]	$644	$579	$(65)	(10%)
Engines[1]	358	502	144	40%
Financial Products	142	172	30	21%
Consolidating Adjustments	(77)	(107)	(30)

Consolidated Operating Profit	$1,067	$1,146	$79	7%

[1] Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Operating Profit by Principal Line of Business

▪
Machinery operating profit of $579 million was down $65 million, or 10 percent, from fourth quarter 2005. The unfavorable impact of higher core operating costs was partially offset by higher sales volume and improved price realization. The improvement in price realization included an unfavorable impact due to our geographic mix of sales, primarily the result of higher machinery sales outside North America.

▪
Engines operating profit of $502 million was up $144 million, or 40 percent, from fourth quarter 2005. The favorable impact of improved price realization and higher sales volume was partially offset by higher core operating costs and an unfavorable product mix as sales of on-highway truck engines increased as a percent of total engine sales.

▪
Financial Products operating profit of $172 million was up $30 million, or 21 percent, from fourth quarter 2005.  The increase was primarily due to a $19 million impact from the continued growth of average earning assets and a $22 million impact from improved net yield on average earning assets at Cat Financial, partially offset by an increase in operating expenses.

Other Profit/Loss Items

▪
Other income/expense was income of $49 million compared with income of $99 million in fourth quarter 2005. The decrease is primarily due to the absence of a favorable reserve adjustment related to the termination of certain capital lease obligations in the fourth quarter of 2005, the unfavorable impact of currency and lower interest income.

▪
The provision for income taxes in the fourth quarter reflects an annual tax rate of 29 percent as compared to a 29.5 percent rate in 2005 (excluding items discussed below). The decrease is primarily due to changes in our geographic mix of profits and increased benefits recognized for the research and development credit and domestic production activities deduction more than offsetting the impact of the phase-out provision of the American Jobs Creation Act permitting only 60 percent of Extraterritorial Income Exclusion (ETI) benefits in 2006.

A favorable adjustment of $75 million was recorded this quarter related to the first nine months of 2006 as a result of a decrease in the estimated annual tax rate from 31 to 29 percent, primarily due to changes in our geographic mix of profits as well as the impact of the recent renewal of the 2006 research and development tax credit. This compares to a favorable adjustment of $56 million in the fourth quarter of 2005 related to favorable discrete items and a decrease in the estimated tax rate.

Q&A
Cash Flow
Q1:	Can you comment on 2006 cash flow?
A:	Our priorities for the use of cash are:
▪ Maintain a strong financial position ▪ Fund profitable growth ▪ Maintain well-funded pension plans ▪ Consistently increase dividends ▪ Repurchase common stock
2006 was very positive for operating cash flow. For Machinery and Engines, operating cash flow was $4.613 billion - an increase of $1.803 billion, or 64 percent, from 2005.
Higher operating cash flow was primarily the result of:

▪  Significantly lower pension and retiree welfare contributions. Our pension plans are well funded.  Voluntary contributions over the last four years were over $2 billion. Required contributions over the next three years are expected to be very low.
▪  Improved profitability based on record earnings of $5.17 per share.
▪  Dividend of $350 million paid to Caterpillar Inc. by Cat Financial. Cat Financial provides a reliable and stable source of earnings and was able to pay this dividend while remaining within their targeted debt to equity range.

In 2006, the strong operating cash flow for Machinery and Engines was primarily used for:

▪  Financial position strength: debt-to-debt-plus-equity ratio for Machinery and Engines was 38.6 percent at year-end (after a $2.7 billion reduction in equity from the adoption of FAS 158) - well within our current target range of 35 to 45 percent.
▪  Capital Expenditures, $1.580 billion, primarily to support new product programs and additional capacity.
▪  Acquisitions, $513 million, primarily for the Progress Rail acquisition in the second quarter.
▪  Dividends, $726 million. The quarterly dividend rate was increased 20 percent to $0.30 per share in June.
▪  Share repurchase, $3.208 billion for 45.6 million shares. Of the shares repurchased, 5.3 million were used in the acquisition of Progress Rail, and 15.2 million were used to offset dilution related to stock options. Basic shares outstanding at the end of the year were 645.8 million, a drop of 25.1 million shares from year-end 2005.

Q2:	Can you comment on your cash flow expectations for 2007?
A:
We don’t provide specific cash flow guidance. However, profit in 2007 (based on the midpoint of the outlook) and inventory performance are expected to have a favorable impact on Machinery and Engines operating cash flow.

Sales and Revenues / Economic & Industry

Q3:	Do you still expect 2007 to be a “pause” year in the U.S. economic growth cycle?
A:
U.S. economic growth was stronger than expected in fourth quarter 2006, rebounding from a weak third quarter. That development likely will allow the Fed to keep interest rates steady well into 2007 rather than having to react to a rapidly deteriorating economy, as seemed likely last quarter. We still believe that financial conditions are restrictive enough to keep some economic sectors either declining or slowing. When financial conditions ease, we anticipate that the long-term positive fundamentals impacting our businesses will reassert themselves.

Q4:	How has your view of the 2007 economy changed from your third quarter 2006 release? How do you see it impacting your 2007 sales and revenues?
A:
We changed our forecast for the U.S. economy slightly. We are now projecting 50 basis points of interest rate reductions this year, starting around midyear. Previously we expected 50 to 100 basis points in reductions in first half 2007. The 2007 forecast for housing starts declined from 1.75 million units to 1.7 million. We still expect economic growth will be about 2.5 percent in 2007; however, this growth will start a little stronger than previously expected with less improvement over the course of the year. The outlook outside North America remains positive, and our forecast of overall world economic growth is unchanged at around 3.5 percent. Our outlook for 2007 sales and revenues is a range of flat with 2006 to up 5 percent, similar to the preliminary outlook that we issued with our third quarter 2006 release.

Q5:	Can you comment on the strength in nonresidential spending, both public and private?
A:
Nonresidential construction did well in many countries last year, and we expect further growth in 2007. Investment has lagged behind economic growth in many countries. As an example, U.S. investment in business infrastructures, net of inflation and depreciation, has declined since the early 1980s. Transportation infrastructure throughout the world is inadequate to meet growing trade, resulting in congestion, delays and wasted fuel.

In many countries, profits are at record highs, allowing businesses to invest more. In addition, businesses in Europe and the United States have significantly increased their use of credit. Also, higher commodity revenues over the past four years are providing developing countries the funds needed to upgrade infrastructure.

Q6:
Mining and oil and gas have been very strong industries for the past few years. With prices for these commodities declining over the past few months, can you comment on your expectations going forward from here?

A:
Yes, commodity prices have declined from 2006 peaks. However, most commodities are at, and we expect will remain at, levels that are very attractive for continued investment. For example, oil prices, at around $50 per barrel, are still about 25 percent higher than the level we believe to be attractive for new investment. Copper is another great example. Prices are off their highs, but at $2.50 to $2.60 per pound are at least double the level attractive for investment.

Engines
Q7:	You expected a significant drop in demand in 2007 as a result of new emissions requirements. What are your current expectations?
A:
Strong industry sales driven by anticipation of the 2007 emissions regulations helped push the 2006 Class 8 North American heavy-duty truck industry to a record of nearly 340,000 truck shipments. The industry is estimated to drop to approximately 175,000 to 180,000 units in 2007. The following graph shows our estimate of the size of the North American heavy-duty truck industry over the past several years and our expectation for 2007.

Q8:	With the decline in heavy-duty truck engine sales and production, can you comment on cost reduction actions you have taken, or expect to take, in your factories that supply them?
A:
We are implementing multiple steps to manage our cost structure for the expected drop in heavy-duty truck engine demand. These include specific plans related to manufacturing costs, support costs and sales/marketing costs. Specific activities related to our factories include moving from a three-shift to a two-shift operation, selective shutdowns as required to maintain efficiencies, the elimination of contract/outsourced services, reducing/redeploying supplemental employment and redeployment of salaried and management employees. Although these cost actions will reduce the impact of the lower volumes in 2007, we anticipate the first quarter to be hit harder than the remainder of the year. However, continued strength in our petroleum, electric power and marine engine businesses will help reduce the impact of the lower truck engine volumes, leading to another strong year for our engine business.

Q9:	PACCAR recently announced that it is building a facility to produce its own heavy-duty truck engines. Will this have any impact on your engine business in 2007?
A:
We were aware that PACCAR management had been investigating the introduction of its European-built DAF diesel engines into North America. This path was confirmed with their announcement in January.

Caterpillar's continued investment in ACERT® Technology and product support has served our customers well, and we remain committed to this path. Our industry-leading market position is evidence of this success by any measure, whether in high resale value of Cat engines, six straight J.D. Power and Associates awards for customer satisfaction, or in a population of over 1.2 million Cat engines on the road.

We have enjoyed a successful business relationship with PACCAR and its dealers for over 40 years. We anticipate that PACCAR will continue to offer Caterpillar engines to satisfy customer demands for a differentiated product.

Caterpillar's engines with ACERT Technology have received Environmental Protection Agency (EPA) certification for 2007 and are demonstrating excellent performance and fuel economy in customer fleets. We are well positioned to meet the more stringent 2010 emissions regulations in North America and will put this advanced technology on the road yet this year.

Caterpillar's global engine business generates revenues in excess of $12 billion. Caterpillar's strategy of investing in technology and product support excellence is leveraged in all customer segments: on-highway, petroleum, marine, electric power, industrial and Caterpillar machines to deliver superior customer value and stockholder return.

In terms of details on how Caterpillar might be affected by PACCAR's announcement, it's too soon to really know. It doesn't appear that PACCAR will be producing engines in the U.S. for the next few years, and we expect that Cat engines will remain an option for PACCAR customers.

Q10:	Are you ready with your 2007 emissions-certified truck engines?
A:
We received our EPA certificates for the C7, C13 and C15 in December 2006. The C9 EPA application was recently submitted, and we expect to receive our C9 certificate in the near future.

We have built over 230 pilot production 2007 on-highway engines. Our heavy-duty engines (C15 and C13) have accumulated over 13 million miles in over-the-road testing. The midrange engines (C7 and C9) have also achieved many over-the-road miles. Our results indicate the engines are ready for production with quality and reliability similar to the 2006 models they are replacing—models that have won an unprecedented six consecutive J.D. Power awards.

We will have a slow production ramp that started on January 2nd for the C15, C13 and C7. Production rates will build through the first and second quarters as OEMs exhaust their inventory of 2006 engines and as customers experience our 2007 ACERT engines. The C9 will start its planned production ramp in early 2007. Several fleets that are testing 2007 engines have commented on the superior fuel economy which is essentially equal to today’s excellent performance and responsiveness, and that the regeneration system has no impact on the driver or engine operation.

Product Availability
Q11:	We’ve heard from dealers and customers that delivery times for large engines for marine, petroleum and electric power applications are very long. Can you update us on the situation?
A:
Delivery times for large engines continue to run at extended levels and are expected to remain extended through 2007. Demand for our larger 3500 and 3600 families of engines, assembled in Lafayette, Indiana, has grown substantially since 2004 in most of our markets and continues to run at very high levels. Since early 2004, we have roughly doubled 3500 engine deliveries and increased 3600 engine output by over 50 percent using 6 Sigma Lean initiatives. We are implementing initiatives that are expected to further increase manufacturing line and supply chain capability during the early part of 2008.

Q12:	How many machine models do you have on managed distribution?
A:	Availability of many models has improved. In North America, we had about 30 models on managed distribution at the end of the 2006, down from 69 models at the end of 2005.

Costs / Profit

Q13:	Core operating costs increased $1.26 billion in 2006. Your outlook for 2007 is an increase of $225 million. Why is the increase in 2007 expected to be so much lower?
A:	There are a number of factors that contribute to the lower increase in core operating costs.

▪  At the midpoint of our sales outlook for 2007, we expect that volume, excluding the effect of Progress Rail, will be lower than in 2006. In 2006, sales volume increased over $3 billion and contributed to the 2006 cost increase.
▪  R&D costs increased substantially in 2006 to support new product introductions. We continue to invest in new products and expect R&D costs to be relatively flat in 2007.
▪  Overall, material costs were up about 1 percent in 2006 but are not expected to increase in 2007.
▪  2007 will benefit from the absence of expense related to the settlement of various legal disputes with Navistar.
▪  2006 included costs related to quality and production problems associated with a number of new product introduction programs and supply chain inefficiencies. We are not expecting that level of cost or disruption in 2007 as we continue to make progress on the implementation of the Cat Production System.

Q14:	Can you comment on the impact the sharp declines in the on-highway truck and U.S. housing industries will have on your first quarter 2007 results?
A:
We expect on-highway truck engine units to decline approximately 50 percent in 2007. Although we don’t provide quarterly guidance, we do expect a disproportionate share of the decline will occur in the first quarter. The drop in U.S. housing will have a significant impact on our sales of small and compact machines in North America. We estimate the combined impact of these two factors will negatively impact first quarter 2007 operating profit by about $200 million compared with first quarter 2006.

Q15:	What was the expense for stock-based compensation in 2006 and expectations for 2007? Will the 2007 quarterly expense pattern be similar to 2006?
A:	Our 2006 stock-based compensation expense was $137 million ($133 million for Machinery and Engines and $4 million for Financial Products). The distribution of the expense for 2006 was as follows:

Consolidated Stock-Based Compensation Expense
(Millions of dollars)
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	2006 Full Year

	$34	$58	$31	$14	$137

The distribution by quarter is the result of our policy to immediately vest awards upon retirement for employees who are 55 years old or older, have 10 or more years of service and who have completed six months of service after the grant date (i.e. the fair value of awards for employees who have met these age/years of service requirements is expensed over six months rather than the normal three-year vesting period). As the 2006 award was granted on February 17, this increased expense in the second and third quarters.

In addition, expense for the first and second quarters is higher because expense for the final months of vesting for the 2003 grant was included in the first two quarters.

As a result of prior decisions that resulted in full vesting of the 2004 and 2005 awards prior to 2006, a full complement of stock-based compensation expense will not be recognized until 2009. As the 2007 expense will include the first year of expense for the 2007 grant and the second year of expense for the 2006 grant, it is expected to be higher than 2006. The 2007 quarterly expense pattern is expected to be similar to 2006.

Q16:	What’s the impact on your financial statements from the adoption of SFAS 158 - Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans?
A:
The standard requires recognition of the over-funded or under-funded status of pension and other postretirement benefit plans on the balance sheet. The offset to the additional asset or liability is recorded to equity. The adoption of FAS 158 reduced Caterpillar stockholders' equity at December 31, 2006, by approximately $2.7 billion, net of tax. The pronouncement did not affect the results of operations.

Q17:	Can you comment on your expectations for the tax rate in 2007?
A:
We expect our effective tax rate for 2007 will increase to 32 percent, approximately three percentage points from the 2006 rate of 29 percent, primarily due to the phase out of ETI. The American Jobs Creation Act provides for the phase out of ETI with 80 percent of the benefit in 2005, 60 percent of the benefit in 2006 and complete phase out in 2007.

Q18:	Can you break down your core operating costs in more detail?
A:	The following table summarizes the increase in core operating costs in fourth quarter 2006 versus fourth quarter 2005:

Core Operating Cost Change (Millions of dollars)	4th Quarter 2006 vs. 4th Quarter 2005

Manufacturing Costs	$153
SG&A	96
R&D	73

Total	$322

Core operating costs rose $322 million from fourth quarter 2005. Of this increase, $153 million was attributable to higher manufacturing costs. Manufacturing costs include both period and variable costs associated with building our products. Approximately 60 percent of the increase in manufacturing costs was attributable to variable costs with the remainder resulting from higher period manufacturing costs. The increase in variable manufacturing costs was the result of higher material costs and variable operating inefficiencies. Non-manufacturing core operating costs were up $169 million as a result of higher Selling, General and Administrative (SG&A) and Research and Development (R&D) expenses to support significant new product programs as well as order fulfillment/velocity initiatives.

The increase in SG&A is due largely to the support of new product introductions, order fulfillment/velocity initiatives and growth of our services. The increase in R&D is due to a significant number of new product introduction programs.

GLOSSARY OF TERMS

1.	Consolidating Adjustments - Eliminations of transactions between Machinery and Engines and Financial Products.
2.	Core Operating Costs - Machinery and Engines variable manufacturing cost change adjusted for volume and change in period costs. Excludes the impact of currency and stock-based compensation.
3.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

4.	EAME - Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
5.	Earning Assets - These assets consist primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

6.
Engines - A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to 21,500 horsepower (4 to over 16 000 kilowatts). Turbines range from 1,600 to 20,500 horsepower (1 200 to 15 000 kilowatts).

7.
Financial Products - A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their respective subsidiaries. Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Cat Power Ventures is an investor in independent power projects using Caterpillar power generation equipment and services.

8.	Latin America - Geographic region including Central and South American countries and Mexico.
9.
Machinery - A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery-track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telehandlers, skid steer loaders and related parts. Also includes logistics services for other companies and rail-related products and services.

10.
Machinery and Engines (M&E) - Due to the highly integrated nature of operations, it represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

11.	Managed Distribution - The process to provide a fair and equitable allocation of available machine and engine production positions to worldwide dealers on models where demand exceeds factory supply.
12.
Manufacturing Costs - Manufacturing costs represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machine and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management. Excludes the impact of currency and stock-based compensation.

13.	M&E Other Operating Expenses - Comprised primarily of gains (losses) on disposal of long-lived assets, long-lived asset impairment charges and impairment of goodwill.
14.	Period Costs - Comprised of Machinery and Engines period manufacturing costs, SG&A expense and R&D expense. Excludes the impact of currency and stock-based compensation.

15.	Price Realization - The impact of net price changes excluding currency and new product introductions. Includes the impact of changes in the relative weighting of sales between geographic regions.
16.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machines, engines and parts as well as the incremental revenue impact of new product introductions. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machines, engines and parts combined with product mix -- the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.

17.
Stock-Based Compensation - As required by Statement of Financial Accounting Standards 123R, we began expensing stock-based compensation awards in 2006. Compensation cost is based on the fair value of the award on the date of grant. Our awards consist of stock options and stock-settled stock appreciation rights (SARs).

18.
6 Sigma - On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities. At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain. It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams. At Caterpillar, 6 Sigma goes beyond mere process improvement—it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission. This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend this item to be considered in isolation or as a substitute for the related GAAP measure.

Machinery and Engines

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery and Engines information relates to the design, manufacture and marketing of our products. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business. Pages 35-40 reconcile Machinery and Engines with Financial Products on the equity basis to Caterpillar Inc. Consolidated financial information.

*  *  *
The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on January 26, 2007. This filing is available on our website at http://www.cat.com/sec_filings.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:
http://www.cat.com/investor
http://www.cat.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Rusty Dunn
Corporate Public Affairs
(309) 675-4803
Dunn_Rusty_L@cat.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Sales and revenues:
Sales of Machinery and Engines	$10,328	$9,041	$38,869	$34,006
Revenues of Financial Products	675	622	2,648	2,333

Total sales and revenues	11,003	9,663	41,517	36,339

Operating costs:
Cost of goods sold	7,971	6,906	29,549	26,558
Selling, general and administrative expenses	1,016	882	3,706	3,190
Research and development expenses	368	290	1,347	1,084
Interest expense of Financial Products	269	217	1,023	768
Other operating expenses	233	301	971	955

Total operating costs	9,857	8,596	36,596	32,555

Operating profit	1,146	1,067	4,921	3,784

Interest expense excluding Financial Products	68	62	274	260
Other income (expense)	49	99	214	377

Consolidated profit before taxes	1,127	1,104	4,861	3,901

Provision for income taxes	252	270	1,405	1,120

Profit of consolidated companies	875	834	3,456	2,781

Equity in profit (loss) of unconsolidated affiliated companies	7	12	81	73

Profit	$882	$846	$3,537	$2,854

Profit per common share	$1.36	$1.26	$5.37	$4.21

Profit per common share - diluted [1]	$1.32	$1.20	$5.17	$4.04

Weighted average common shares outstanding (millions)
- Basic	647.6	673.6	658.7	678.4
- Diluted [1]	669.5	705.4	683.8	705.8
Cash dividends declared per common share	$.60	$.50	$1.15	$.96

[1] Diluted by assumed exercise of stock options and SARs, using the treasury stock method.

Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

	Dec. 31,	Dec. 31,
	2006	2005

Assets
Current assets:
Cash and short-term investments	$530	$1,108
Receivables - trade and other	8,168	7,526
Receivables - finance	6,809	6,442
Deferred and refundable income taxes	733	255
Prepaid expenses and other current assets	507	2,146
Inventories	6,351	5,224

Total current assets	23,098	22,701

Property, plant and equipment - net	8,851	7,988
Long-term receivables - trade and other	860	1,037
Long-term receivables - finance	11,590	10,301
Investments in unconsolidated affiliated companies	562	565
Deferred income taxes	1,949	857
Intangible assets	387	424
Goodwill	1,904	1,451
Other assets	1,742	1,745

Total assets	$50,943	$47,069

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$165	$871
-- Financial Products	4,990	4,698
Accounts payable	4,149	3,412
Accrued expenses	2,923	2,617
Accrued wages, salaries and employee benefits	938	1,601
Customer advances	921	454
Dividends payable	194	168
Deferred and current income taxes payable	575	528
Long-term debt due within one year:
-- Machinery and Engines	418	340
-- Financial Products	4,043	4,159

Total current liabilities	19,316	18,848

Long-term debt due after one year:
-- Machinery and Engines	3,694	2,717
-- Financial Products	13,986	12,960
Liability for postemployment benefits	5,879	3,161
Deferred income taxes and other liabilities	1,209	951

Total liabilities	44,084	38,637

Stockholders' equity
Common stock	2,465	1,859
Treasury stock	(7,352)	(4,637)
Profit employed in the business	14,593	11,808
Accumulated other comprehensive income	(2,847)	(598)

Total stockholders' equity	6,859	8,432

Total liabilities and stockholders' equity	$50,943	$47,069

Certain amounts for prior periods have been reclassified to conform to the current period financial statement presentation.

Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)

	Twelve Months Ended December 31,
	2006	2005

Cash flow from operating activities:
Profit	$3,537	$2,854
Adjustments for non-cash items:
Depreciation and amortization	1,602	1,477
Other	157	(20)
Changes in assets and liabilities:
Receivables - trade and other	(89)	(908)
Inventories	(827)	(568)
Accounts payable and accrued expenses	734	532
Other assets - net	(235)	(866)
Other liabilities - net	944	612

Net cash provided by (used for) operating activities	5,823	3,113

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,593)	(1,201)
Expenditures for equipment leased to others	(1,082)	(1,214)
Proceeds from disposals of property, plant and equipment	572	637
Additions to finance receivables	(10,586)	(10,334)
Collections of finance receivables	8,094	7,057
Proceeds from the sale of finance receivables	1,107	900
Investments and acquisitions (net of cash acquired)	(513)	(13)
Proceeds from release of security deposit	-	530
Proceeds from sale of available-for-sale securities	539	257
Investments in available-for-sale securities	(681)	(338)
Other - net	323	194

Net cash provided by (used for) investing activities	(3,820)	(3,525)

Cash flow from financing activities:
Dividends paid	(726)	(618)
Common stock issued, including treasury shares reissued	414	482
Treasury shares purchased	(3,208)	(1,684)
Excess tax benefit from stock-based compensation	169	-
Proceeds from debt issued (original maturities greater than three months)	11,269	14,574
Payments on debt (original maturities greater than three months)	(10,375)	(11,620)
Short-term borrowings (original maturities three months or less) - net	(136)	19

Net cash provided by (used for) financing activities	(2,593)	1,153

Effect of exchange rate changes on cash	12	(78)

Increase (decrease) in cash and short-term investments	(578)	663

Cash and short-term investments at beginning of period	1,108	445

Cash and short-term investments at end of period	$530	$1,108

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less,are considered to be cash equivalents.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended December 31, 2006 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$10,328	$10,328	$-	$-
Revenues of Financial Products	675	-	799	(124)[2]

Total sales and revenues	11,003	10,328	799	(124)

Operating costs:
Cost of goods sold	7,971	7,971	-	-
Selling, general and administrative expenses	1,016	916	120	(20)[3]
Research and development expenses	368	368	-	-
Interest expense of Financial Products	269	-	272	(3)[4]
Other operating expenses	233	(8)	235	6 [3]

Total operating costs	9,857	9,247	627	(17)

Operating profit	1,146	1,081	172	(107)

Interest expense excluding Financial Products	68	71	-	(3)[4]
Other income (expense)	49	(62)	7	104 [5]

Consolidated profit before taxes	1,127	948	179	-

Provision for income taxes	252	196	56	-

Profit of consolidated companies	875	752	123	-

Equity in profit (loss) of unconsolidated affiliated companies	7	7	-	-
Equity in profit of Financial Products' subsidiaries	-	123	-	(123)[6]

Profit	$882	$882	$123	$(123)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended December 31, 2005 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$9,041	$9,041	$-	$-
Revenues of Financial Products	622	-	715	(93	) [2]

Total sales and revenues	9,663	9,041	715	(93)

Operating costs:
Cost of goods sold	6,906	6,906	-	-
Selling, general and administrative expenses	882	773	118	(9)[3]
Research and development expenses	290	290	-	-
Interest expense of Financial Products	217	-	221	(4)[4]
Other operating expenses	301	70	234	(3)[3]

Total operating costs	8,596	8,039	573	(16)

Operating profit	1,067	1,002	142	(77)

Interest expense excluding Financial Products	62	64	-	(2)[4]
Other income (expense)	99	9	15	75	[5]

Consolidated profit before taxes	1,104	947	157	-

Provision for income taxes	270	222	48	-

Profit of consolidated companies	834	725	109	-

Equity in profit (loss) of unconsolidated affiliated companies	12	10	2	-
Equity in profit of Financial Products' subsidiaries	-	111	-	(111)[6]

Profit	$846	$846	$111	$(111)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Twelve Months Ended December 31, 2006 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$38,869	$38,869	$-	$-
Revenues of Financial Products	2,648	-	3,114	(466)[2]

Total sales and revenues	41,517	38,869	3,114	(466)

Operating costs:
Cost of goods sold	29,549	29,549	-	-
Selling, general and administrative expenses	3,706	3,294	446	(34)[3]
Research and development expenses	1,347	1,347	-	-
Interest expense of Financial Products	1,023	-	1,033	(10)[4]
Other operating expenses	971	22	965	(16)[3]

Total operating costs	36,596	34,212	2,444	(60)

Operating profit	4,921	4,657	670	(406)

Interest expense excluding Financial Products	274	285	-	(11)[4]
Other income (expense)	214	(256)	75	395 [5]

Consolidated profit before taxes	4,861	4,116	745	-

Provision for income taxes	1,405	1,158	247	-

Profit of consolidated companies	3,456	2,958	498	-

Equity in profit (loss) of unconsolidated affiliated companies	81	79	2	-
Equity in profit of Financial Products' subsidiaries	-	500	-	(500)[6]

Profit	$3,537	$3,537	$500	$(500)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Twelve Months Ended December 31, 2005 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data

	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$34,006	$34,006	$-	$-
Revenues of Financial Products	2,333	-	2,650	(317)[2]

Total sales and revenues	36,339	34,006	2,650	(317)

Operating costs:
Cost of goods sold	26,558	26,558	-	-
Selling, general and administrative expenses	3,190	2,786	446	(42)[3]
Research and development expenses	1,084	1,084	-	-
Interest expense of Financial Products	768	-	786	(18)[4]
Other operating expenses	955	76	887	(8)[3]

Total operating costs	32,555	30,504	2,119	(68)

Operating profit	3,784	3,502	531	(249)

Interest expense excluding Financial Products	260	266	-	(6)[4]
Other income (expense)	377	85	49	243 [5]

Consolidated profit before taxes	3,901	3,321	580	-

Provision for income taxes	1,120	926	194	-

Profit of consolidated companies	2,781	2,395	386	-

Equity in profit (loss) of unconsolidated affiliated companies	73	64	9	-
Equity in profit of Financial Products' subsidiaries	-	395	-	(395)[6]

Profit	$2,854	$2,854	$395	$(395)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ revenues earned from Machinery and Engines.
[3] Elimination of net expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products’ profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Cash Flow For The Twelve Months Ended December 31, 2006 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$3,537	$3,537	$500	$(500)[2]
Adjustments for non-cash items:
Depreciation and amortization	1,602	943	659	-
Undistributed profit of Financial Products	-	(128)	-	128	[3]
Other	157	140	(330)	347	[4]
Changes in assets and liabilities:
Receivables - trade and other	(89)	(292)	6	197	4/5
Inventories	(827)	(827)	-	-
Accounts payable and accrued expenses	734	507	249	(22)[4]
Other assets - net	(235)	(178)	(44)	(13)[4]
Other liabilities - net	944	911	30	3	[4]

Net cash provided by (used for) operating activities	5,823	4,613	1,070	140

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,593)	(1,580)	(41)	28	[4]
Expenditures for equipment leased to others	(1,082)	-	(1,111)	29	[4]
Proceeds from disposals of property, plant and equipment	572	29	581	(38)[4]
Additions to finance receivables	(10,586)	-	(35,625)	25,039	[5]
Collections of finance receivables	8,094	-	32,670	(24,576)[5]
Proceeds from the sale of finance receivables	1,107	-	2,110	(1,003)[5]
Net intercompany borrowings	-	123	(2)	(121)[6]
Investments and acquisitions (net of cash acquired)	(513)	(513)	-	-
Proceeds from sale of available-for-sale securities	539	26	513	-
Investments in available-for-sale securities	(681)	(35)	(646)	-
Other - net	323	33	294	(4)[7]

Net cash provided by (used for) investing activities	(3,820)	(1,917)	(1,257)	(646)

Cash flow from financing activities:
Dividends paid	(726)	(726)	(372)	372	[8]
Common stock issued, including treasury shares reissued	414	414	(13)	13	[7]
Treasury shares purchased	(3,208)	(3,208)	-	-
Excess tax benefit from stock-based compensation	169	169	-	-
Net intercompany borrowings	-	2	(123)	121	[6]
Proceeds from debt issued (original maturities greater than three months)	11,269	1,445	9,824	-
Payments on debt (original maturities greater than three months)	(10,375)	(839)	(9,536)	-
Short-term borrowings (original maturities three months or less) - net	(136)	(593)	457	-

Net cash provided by (used for) financing activities	(2,593)	(3,336)	237	506

Effect of exchange rate changes on cash	12	8	4	-

Increase (decrease) in cash and short-term investments	(578)	(632)	54	-
Cash and short-term investments at beginning of period	1,108	951	157	-

Cash and short-term investments at end of period	$530	$319	$211	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[7] Change in investment and common stock related to Financial Products.
[8] Elimination of dividend from Financial Products to Machinery and Engines.

Caterpillar Inc. Supplemental Data for Cash Flow For The Twelve Months Ended December 31, 2005 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$2,854	$2,854	$395	$(395)[2]
Adjustments for non-cash items:
Depreciation and amortization	1,477	835	642	-
Undistributed profit of Financial Products	-	(373)	-	373	[3]
Other	(20)	7	(205)	178	[4]
Changes in assets and liabilities:
Receivables - trade and other	(908)	(39)	7	(876	)4/5
Inventories	(568)	(568)	-	-
Accounts payable and accrued expenses	532	353	238	(59)[4]
Other assets - net	(866)	(854)	(34)	22	[4]
Other liabilities - net	612	595	34	(17)[4]

Net cash provided by (used for) operating activities	3,113	2,810	1,077	(774)

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,201)	(1,162)	(39)	-
Expenditures for equipment leased to others	(1,214)	-	(1,265)	51	[4]
Proceeds from disposals of property, plant and equipment	637	45	592	-
Additions to finance receivables	(10,334)	-	(33,961)	23,627	[5]
Collections of finance receivables	7,057	-	29,449	(22,392)[5]
Proceeds from the sale of finance receivables	900	-	1,430	(530)[5]
Net intercompany borrowings	-	111	-	(111)[6]
Investments and acquisitions (net of cash acquired)	(13)	(13)	-	-
Proceeds from release of security deposit	530	530	-	-
Proceeds from sale of available-for-sale securities	257	15	242	-
Investments in available-for-sale securities	(338)	(20)	(318)	-
Other - net	194	10	197	(13)[8]

Net cash provided by (used for) investing activities	(3,525)	(484)	(3,673)	632

Cash flow from financing activities:
Dividends paid	(618)	(618)	(22)	22	[9]
Common stock issued, including treasury shares reissued	482	482	(14)	14	[8]
Treasury shares purchased	(1,684)	(1,684)	-	-
Net intercompany borrowings	-	-	(111)	111	[6]
Proceeds from debt issued (original maturities greater than three months)	14,574	574	14,000	-
Payments on debt (original maturities greater than three months)	(11,620)	(654)	(10,966)	-
Short-term borrowings (original maturities three months or less) - net	19	317	(298)	-

Net cash provided by (used for) financing activities	1,153	(1,583)	2,589	147

Effect of exchange rate changes on cash	(78)	(62)	(11)	(5)[7]

Increase (decrease) in cash and short-term investments	663	681	(18)	-
Cash and short-term investments at beginning of period	445	270	175	-

Cash and short-term investments at end of period	$1,108	$951	$157	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Reclassification of Cat Financial’s cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[7] Elimination of the effect of exchange on intercompany balances.
[8] Change in investment and common stock related to Financial Products.
[9] Elimination of dividends from Financial Products to Machinery and Engines.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our fourth quarter 2006 results release and conference call transcript are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be," "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors
Our outlook for 2007 projects about 3.5 percent growth in the world economy, down slightly from 2006. In that environment, we expect sales and revenues will increase zero to five percent.

We expect the U.S. Federal Reserve will cut interest rates in last half 2007, allowing economic growth to average about 2.5 percent. Even with rate increases, we anticipate some decline in our machine sales in North America. Should the Fed hold interest rates steady in 2007, or raise interest rates, the risk of a recession or severe slowdown would increase. Under those conditions, housing could decline more than expected, activity in other sectors could slow and fleet owners might scale back plans to replace machines. Those developments could cause an even steeper decline in North American sales.

New emissions standards for on-highway diesel truck engines came into effect in 2007, and we expect that implementation of those standards will significantly reduce sales of truck engines early in the year. However, the impact could be worse than anticipated, particularly if the economy weakens more than projected.

Our 2007 forecasts assume modest increases in interest rates outside North America and only a slight slowing in economic growth. Should central banks react more aggressively, perhaps in response to inflation concerns, economic growth and construction could grow less than expected. That development could reduce growth in sales and revenues.

The expected increase in sales and revenues assumes continued good growth in both mining and energy development worldwide. Risks to the forecast include a significant weakening in commodity prices, widespread increases in interest rates, a slowdown in world industrial production, lower inflows of foreign investment and political disruptions.

Our forecast assumes nonresidential construction will improve in many countries, the result of good corporate profits, readily available business credit and increased government funding for infrastructure development. That outlook is vulnerable to any slowing in economic growth, a widespread tightening in business credit terms or any slowing in government budget revenues, which would cause cuts in spending. Should any of these developments occur, our sales and revenues could be lower than projected.

Commodity Prices
Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices improved sharply over the past four years and our outlook assumes some decline in prices this year. Continued growth in world industrial production, low inventories and some difficulties in increasing production should cause metals prices to stay high enough in 2007 to encourage further mine investment. However, metals prices are volatile and respond quickly to any signs that markets are being over-supplied. Factors that could signal excess supply include an unexpected rise in inventories, mines increasing output faster than expected, a slowing in world industrial production and speculative selling of metals. Any, or all, of these developments could cause prices to drop sharply and mines to scale back investments to the detriment of our results.

International coal prices remained favorable in recent months, but prices in the United States softened. We expect some decline in prices throughout 2007, but anticipate that worldwide demand for coal will increase and that mines, particularly outside the United States, will find it financially attractive to increase capacity. The outlook for continued growth in coal mining is vulnerable to mine permitting problems, transportation difficulties, weak utility demand, slow growth in world industrial production and steep declines in oil and natural gas prices.

Oil and natural gas prices increased sharply over the past four years due to strong demand and high capacity usage. Higher energy prices have not halted economic recoveries since strong demand boosted prices and world production increased. High prices are encouraging more exploration and development. Prices declined recently, but we expect prices to remain high enough throughout 2007 to favor investment in production capacity.

Risks are twofold. One, prices could again surge, possibly due to OPEC production cuts or political unrest in a major producing country. The resulting oil shortages and price spikes could slow economies, potentially with a depressing impact on our sales. Two, weak oil demand, particularly in the face of supply increases, could lead to much lower prices and a reduction in exploration and development.

Monetary and Fiscal Policies
For most companies operating in a global economy, monetary and fiscal policies implemented in the United States and abroad could have a significant impact on economic growth and demand for our product. In general, higher than expected interest rates, reductions in government spending, higher taxes, excessive currency movements and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

With economic data looking more favorable, central banks in many countries have raised interest rates from the lowest rates in decades, with the U. S. Federal Reserve Bank being one of the more aggressive. Our outlook assumes that the Fed will cut rates in 2007. Should that not occur, risks of a recession or significant slowdown would increase to the detriment of our results. We expect many countries outside the United States will raise interest rates further this year. Our assumption is that increases will be cautious and cause only a modest slowing in economic growth. Should central banks raise interest rates more aggressively than anticipated, both economic growth and our sales could suffer.

Budget deficits in many countries remain higher than governments would like. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect our sales.

Political Factors
Political factors in the United States and abroad can impact global companies. Our outlook assumes that no major disruptive changes in economic policies occur in either the United States or other major economies. Significant changes in either taxing or spending policies could reduce activities in sectors important to our businesses, thereby reducing sales.

Our outlook assumes that there will be no widespread military conflicts in either North Korea or the Middle East in the forecast period. Such military conflicts could severely disrupt sales into countries affected as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, potentially causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region.

Our outlook includes a negative impact from the phaseout of the Extraterritorial Income Exclusion as enacted by the American Jobs Creation Act of 2004. Our outlook assumes any other tax law changes will not negatively impact our provision for income taxes.

Currency Fluctuations
The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Our outlook assumes no significant currency crises occur that could disrupt international trade or the competitiveness of our facilities. Should any crisis develop, economic activity and our results could be negatively impacted.

The company's largest manufacturing presence is in the United States, so any unexpected strengthening of the dollar tends to raise the foreign currency costs to our end users and reduce our global competitiveness.

Dealer/Original Equipment Manufacturers Inventory Practices
The company sells finished products through an independent dealer network or directly to Original Equipment Manufacturers (OEM). Both carry inventories of finished products as part of ongoing operations and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively.

The current outlook assumes our dealers will make significant reductions to record high machine inventories. Should dealers control inventories even more tightly, possibly if construction and mining were weaker than expected, our sales would be lower.

Financial Products Division Factors
Inherent in the operation of Cat Financial is the credit risk associated with its customers. The creditworthiness of each customer and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of interest expense associated with our debt portfolio. Our "match funding" policy addresses interest rate risk by aligning the interest rate profile (fixed or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio (loans and leases with customers and dealers) within pre-determined ranges on an ongoing basis. To achieve our match funding objectives, we issue debt with a similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. Cat Financial's results are also dependent upon the demand for Caterpillar machinery and engines; our marketing, operational and administrative support; and competition from other finance companies. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

Other Factors
The rates of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities, and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted.

Historical data show that major flu epidemics often caused sharp drops in economic output. Should the avian flu virus gain the ability to transfer from person to person, a severe epidemic could occur. The resulting disruptions to economic activity could reduce our sales.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions in which the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment, and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment remains competitive from a pricing standpoint. Our 2007 sales outlook assumes that the company is successful in realizing price increases communicated to dealers worldwide with an effective date of January 2007. While we expect that the environment will absorb these price actions, delays in the marketplace acceptance would negatively impact our results. Moreover, additional price discounting to maintain our competitive position could result in lower than anticipated realization.

Our sales and results are generally sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our sales and results could be negatively impacted by any of the following:

▪  Any sudden drop in consumer or business confidence;
▪  Delays in legislation needed to fund public construction;
▪  Regulatory or legislative changes that slow activity in key industries; and/or
▪  Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.